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Exhibit 3

DOREL INDUSTRIES INC.

CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2003

AUDITORS' REPORT

To the Shareholders of

DOREL INDUSTRIES INC.

We have audited the consolidated balance sheets of DOREL INDUSTRIES INC. as at December 30, 2003 and 2002 and the consolidated statements of income, retained earnings and cash flows for each of the years in the three year period ended December 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 30, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three year period ended December 30, 2003, in accordance with Canadian generally accepted accounting principles.

CHARTERED ACCOUNTANTS

“Goldsmith Hersh”

Montreal, Quebec

February 23, 2004

DOREL INDUSTRIES INC.

CONSOLIDATED BALANCE SHEET

AS AT DECEMBER 30, 2003

(In thousands of U.S. dollars)

ASSETS

2003	2002

CURRENT ASSETS

Cash and cash equivalents	$ 13,877	$ 54,450
Accounts receivable (Note 4)	210,905	98,267
Inventories (Note 5)	207,371	142,157
Prepaid expenses	10,719	10,465
Funds held by ceding insurer (Note 21)	6,803	11,298
Future income taxes (Note 22)	9,184	11,114

	458,859	327,751

CAPITAL ASSETS (Note 6)	147,837	95,374

DEFERRED CHARGES (Note 7)	18,501	14,111

GOODWILL (Note 8)	380,535	155,669

INTANGIBLE ASSETS (Note 9)	85,448	5,818

FUTURE INCOME TAXES (Note 22)	8,382	4,619

OTHER ASSETS (Note 15)	10,995	11,400

$ 1,110,557	$ 614,742

LIABILITIES

CURRENT LIABILITIES

Bank indebtedness (Note 10)	$ 764	$ 8,346
Accounts payable and accrued liabilities (Note 11)	253,145	131,805
Income taxes payable	2,037	11,721
Current portion of long-term debt	7,758	2,061

263,704	153,933

LONG-TERM DEBT (Note 12)	282,421	82,785

OTHER LONG-TERM LIABILITIES (Note 13)	10,580	516

POST-RETIREMENT BENEFIT OBLIGATION (Note 15)	13,818	13,213

FUTURE INCOME TAXES (Note 22)	45,148	10,289

SHAREHOLDERS’ EQUITY

CAPITAL STOCK (Note 16)	156,274	138,446

RETAINED EARNINGS	287,583	212,660

CUMULATIVE TRANSLATION ADJUSTMENT (Note 18)	51,029	2,900

494,886	354,006

$ 1,110,557	$ 614,742

COMMITMENTS (Note 19)

CONTINGENT LIABILITIES (Note 20)

PRODUCT LIABILITY (Note 21)

APPROVED ON BEHALF OF THE BOARD

___________________________________ DIRECTOR

___________________________________ DIRECTOR

See accompanying notes.

DOREL INDUSTRIES INC.

CONSOLIDATED STATEMENT OF RETAINED EARNINGS

FOR THE YEAR ENDED DECEMBER 30, 2003

(In thousands of U.S. dollars)

2003	2002	2001

Balance, beginning of year	$ 212,660	$ 153,223	$ 127,719

Net income	75,026	61,595	25,504

Share issue expenses (net of income taxes $ 1,072)	-	(1,990)	-

Premium paid on repurchase of shares (Note 16)	(103)	(168)	-

BALANCE, END OF YEAR	$ 287,583	$ 212,660	$ 153,223

See accompanying notes.

DOREL INDUSTRIES INC.

CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 30, 2003

(In thousands of U.S. dollars, except per share amounts)

2003	2002	2001

SALES	$ 1,163,766	$ 992,073	$ 916,769

EXPENSES
Cost of sales	857,606	760,423	718,123
Operating	153,741	106,969	97,164
Amortization	29,251	24,850	21,168
Research and developments costs	6,465	3,698	2,569
Product liability (Note 21)	-	-	20,000
Interest on long-term debt	15,512	9,987	17,643
Other interest	565	452	819

1,063,140	906,379	877,486

INCOME FROM OPERATIONS BEFORE INCOME TAXES AND AMORTIZATION OF GOODWILL	100,626	85,694	39,298

Income taxes (Note 22)
Current	21,014	19,388	(973)
Future	4,586	4,711	5,704

25,600	24,099	4,731

INCOME FROM CONTINUING OPERATIONS BEFORE AMORTIZATION OF GOODWILL	75,026	61,595	34,552

Amortization of goodwill	-	-	7,990

INCOME FROM CONTINUING OPERATIONS	75,026	61,595	26,562

LOSS FROM DISCONTINUED OPERATIONS	-	-	(1,058)

NET INCOME	$ 75,026	$ 61,595	$ 25,504

EARNINGS PER SHARE (Note 23)

Basic
Income from continuing operations before amortization
of goodwill	$ -	$ -	$ 1.23
Income from continuing operations	$ -	$ -	$ 0.94
Net income	$ 2.36	$ 2.05	$ 0.91

Fully diluted
Income from continuing operations before amortization
of goodwill	$ -	$ -	$ 1.21
Income from continuing operations	$ -	$ -	$ 0.93
Net income	$ 2.32	$ 2.00	$ 0.89

See accompanying notes.

DOREL INDUSTRIES INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 30, 2003

(In thousands of U.S. dollars)

2003	2002	2001

CASH PROVIDED BY (USED IN):
OPERATING ACTIVITIES
Income from continuing operations	$ 75,026	$ 61,595	$ 26,562
Adjustments for:
Amortization	29,251	24,850	21,168
Amortization of goodwill	-	-	7,990
Future income taxes	4,586	4,711	5,704
Loss (gain) on disposal of capital assets	(433)	858	(146)
Funds held by ceding insurer	4,495	(11,298)	-

	112,925	80,716	61,278
Changes in non-cash working capital (Note 24)	(2,478)	46,222	(14,126)

CASH PROVIDED BY OPERATING ACTIVITIES	110,447	126,938	47,152

FINANCING ACTIVITIES
Bank indebtedness	(12,551)	(902)	3,258
Long-term debt	198,228	(142,704)	(31,712)
Balance of sale and other amounts payable	3,853	-	-
Issuance of capital stock	17,854	75,472	528
Repurchase of capital stock	(129)	(218)	-
Share issue expenses	-	(3,062)	-

CASH PROVIDED BY (USED IN) FINANCING
ACTIVITIES	207,255	(71,414)	(27,926)

INVESTING ACTIVITIES
Acquisition of subsidiary companies	(287,060)	-	(9,156)
Cash acquired	7,207	-	548

	(279,853)	-	(8,608)
Sale (repurchase) of accounts receivable	(27,750)	-	27,750
Additions to capital assets – net	(34,076)	(15,840)	(11,199)
Deferred charges	(11,659)	(5,818)	(7,050)
Intangible assets	(4,491)	(3,571)	(4,424)
Other assets	-	2,120	(1,000)

CASH USED IN INVESTING ACTIVITIES	(357,829)	(23,109)	(4,531)

NET CASH USED IN DISCONTINUED OPERATIONS	-	-	(3,675)

OTHER
Effect of exchange rate changes on cash	(446)	3,395	950

INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS	(40,573)	35,810	11,970

Cash and cash equivalents, beginning of year	54,450	18,640	6,670

CASH AND CASH EQUIVALENTS, END OF YEAR	$ 13,877	$ 54,450	$ 18,640

See accompanying notes.

DOREL INDUSTRIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS AT DECEMBER 30, 2003

(In thousands of U.S. dollars, except per share amounts)

NOTE 1 - NATURE OF OPERATIONS

Dorel Industries Inc. is a consumer products manufacturer and importer of juvenile products and home furnishings.  The Company’s business segments are juvenile furniture and accessories, and home furnishings.  The principal markets for the Company’s products are the United States, Canada and Europe.

NOTE 2 - ACCOUNTING POLICIES

Basis of Presentation

The financial statements have been prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP) using the U.S. dollar as the reporting currency.

The material differences between Canadian GAAP and United States GAAP are described and reconciled in Note 27.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries from the date of their acquisition.  All significant inter-company accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported.  Significant estimates and assumptions were used to evaluate the carrying value of long-lived assets, valuation allowances for accounts receivable and inventories, restructuring reserves, liabilities for potential litigation claims and settlements including product liability and assets and obligations related to employee pension and post-retirement benefits.  Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.  Actual results could differ from those estimates.

Revenue Recognition

Revenues are recognized upon shipment of product and transfer of ownership to the customer.  Provisions for customer sales allowances and incentives are made at the time of product shipment.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Accounts Receivable

The retained interest recorded upon the sale of accounts receivable is calculated based on the estimated fair value at the date of sale.  To obtain fair values, management uses its best estimate of the future expected cash flows based on historical deductions for returns and allowances.  Gains or losses on the sale of accounts receivable are recorded to the extent actual collections differ from the estimated fair value at the date of sale.

Inventories

Raw material inventories are valued at the lower of cost and replacement cost.  Finished goods inventories are valued at the lower of cost and net realizable value.  Cost is determined on a first-in; first-out basis, and on a last-in; first-out basis for one of the Company’s subsidiaries.

Amortization

Capital assets are amortized as follows:

	Method	Rate

Buildings	Straight-line	40 years
Machinery and equipment	Declining balance	15%
Moulds	Straight-line	3 to 5 years
Furniture and fixtures	Declining balance	20%
Vehicles	Declining balance	30%
Computer equipment	Declining balance	30%
Leasehold improvements	Straight-line	5 years

Deferred charges

Deferred charges are carried at cost less accumulated amortization.

Research and Development Costs:

The Company incurred costs on activities which relate to research and development of new products.  Research costs are expensed as they are incurred.  Development costs are also expensed as incurred unless they meet specific criteria related to technical, market and financial feasibility.  The Company incurred $16,855 (2002 - $9,109, 2001 - $9,940) of research and development costs of which $6,465 (2002 - $3,698, 2001 - $2,569) were expensed and $10,390 (2002 - $5,411, 2001 - $6,921) were deferred and are being amortized to operations on a straight-line basis over a period of two years. Related amortization amounted to $7,404 (2002- $3,754, 2001 - $2,734).

Financing Costs:

The Company incurred certain costs related to the issue of long-term debt.  These amounts are amortized to operations on a straight-line basis over the terms of the related long-term debt.

Goodwill

Goodwill represents the excess of the purchase price over the fair values assigned to identifiable net assets acquired of subsidiary companies.  Effective January 1, 2002, the Company adopted the Canadian Institute of Chartered Accountants new recommendations under Section 3062, “Goodwill and Other Intangible Assets”.  The new rules require that goodwill with an indefinite life will no longer be amortized to income.  Instead, the Company must determine at least once annually whether the fair value of each reporting unit to which goodwill has been attributed is less than the carrying value of the reporting unit’s net assets including goodwill, thus indicating impairment.  Any impairments are then recorded as a separate charge against income and a reduction of the carrying value of goodwill.  An impairment adjustment in the carrying value of goodwill was not required for the years ended December 30, 2003 and 2002.

Intangible Assets

Intangible assets are valued at cost:

Trademarks:

Trademarks acquired during the year as part of the acquisition of Ampa Development SAS, as described in Note 3, have an indefinite life and are therefore not subject to amortization.  They are tested annually for impairment or more frequently when events or changes in circumstances indicate that the trademarks might be impaired. The impairment test compares the carrying amount of the trademarks with its fair value.

Patents:

Patents are amortized by the straight-line method over their expected useful lives.

Licences:

Certain licences are amortized in line with sales of products for which the licences have been acquired, while others are amortized by the straight line method over their expected useful lives.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of its long-lived assets for potential impairment on an ongoing basis.  The Company considers projected future operating results, trends and other circumstances in making such evaluations.  Impaired assets are written down to estimated fair value, being determined based on the present value of future cash flows.

Foreign Currency

The financial statements of self-sustaining operations whose functional currency is other than the United States dollar are translated from such functional currency to the United States dollar using the current rate method.  Under this method, assets and liabilities are translated at the rates in effect at the balance sheet date.  Income and expenses are translated at average rates of exchange for the year.  Resulting unrealized gains or losses are accumulated as a separate component of shareholders’ equity.

Foreign currency transactions and balances are translated using the temporal method.  Under this method all monetary assets and liabilities are translated at the exchange rates prevailing at the balance sheet date.

Non-monetary assets and liabilities are translated at historical exchange rates.  Income and expenses are translated at the average exchange rates for the year, except for amortization which is translated on the same basis as the related assets.  Translation gains and losses are reflected in net income.

Derivative Financial Instruments

The Company uses a number of derivative financial instruments, mainly foreign exchange contracts and interest-rate swap agreements to reduce its exposure to fluctuations in interest rates and foreign exchange rates.  These derivative financial instruments are used as a method for meeting the risk reduction objectives of the Company by generating offsetting cash flows related to the underlying position in respect of amount and timing and are measured for effectiveness on an ongoing basis.  The Company does not use derivative financial instruments for trading purposes.  The foreign currency gains and losses on these contracts are not recognized in the consolidated financial statements until the underlying transaction is recorded in net income.  Payments and receipts under interest-rate swap agreements are recognized as adjustments to interest expense.

Pension Plans and Post-Retirement Benefits

Pension Plans

The Company's subsidiaries maintain defined benefit plans and defined contribution plans for their employees.  Pension benefit obligations under the defined benefit plans are determined annually by independent actuaries using management's assumptions and the accrued benefit method.  The plans provide benefits based on a defined benefit amount and length of service.

Pension expense consists of the following:

•

the cost of pension benefits provided in exchange for employees' services rendered in the period.

•

interest on the actuarial present value of accrued pension benefits less earnings on pension fund assets.

•

amounts which represent the amortization of the unrecognized net pension assets that arose when accounting policies were first applied and subsequent gains or losses arising from changes in actuarial assumptions, and experience gains or losses related to return on assets on the straight-line basis, over the expected average remaining service life of the employee group.

Post-Retirement Benefits Other Than Pensions

Post-retirement benefits other than pensions, include health care and life insurance benefits for retired employees.  The costs of providing these benefits are accrued over the working lives of employees in a manner similar to pension costs.

Significant elements in determining the assets or liabilities and related income or expense for these plans are the expected return on plan assets, the discount rate used to value future payment streams, expected trends in health care costs, and other actuarial assumptions.  Annually, the Company evaluates the significant assumptions to be used to value its pension and post-retirement plan assets and liabilities based on current market conditions and expectations of future costs.

Future Income Taxes

Future income taxes relate to the expected future tax consequences of differences between the carrying amount of balance sheet items and their corresponding tax values using the enacted income tax rate in effect at the balance sheet date.  Future income tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized.  Future income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment or substantive enactment.

Environmental Liabilities

Liabilities are recorded when environmental claims or remedial efforts are probable, and the costs can be reasonably estimated.  Environmental expenditures related to current operations are generally expensed as incurred.

Stock-Based Compensation

Effective January 1, 2002, the Company adopted the recommendations of the Canadian Institute of Chartered Accountants Section 3870, “Stock-Based Compensation and Other Stock-Based Payments”.  This standard applies to awards granted after January 1, 2002, and is to be applied prospectively.  The Company will not change the method currently used to account for stock options granted to employees, but will provide the required pro-forma disclosures on the impact of the fair value method, which produces estimated compensation charges.  The Company’s stock option plan and other disclosures are outlined in Note 17.

Reclassifications

Certain of the prior years’ accounts have been reclassified to conform to the 2003 financial statement presentation.  Effective January 1, 2003, the Ready-to-Assemble and Home Furnishings segments as previously reported, were combined into one operating segment referred to as Home Furnishings.  This change reflects the similar nature of customers, products, production processes and distribution channels employed by the business units that make up these operating segments. The prior years have been restated to reflect the combination of these segments.

Accounting Changes

Effective January 1, 2003, as result of the increasing proportion of operating, financing and investing activities denominated in the U.S. dollar, the Company’s principal Canadian operations changed their functional currency from the Canadian dollar to the U.S. dollar.  As a result of this change, all monetary assets and liabilities of the Company’s non-European operations denominated in currencies other than the U.S. dollar are translated at the rates of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in currencies other than the U.S. dollar are translated at historical exchange rates. Resulting income and expenses are translated at the approximate exchange rates in effect when the transaction occurred.

For the period January 1, 2000 to December 30, 2002 the U.S. dollar had been adopted as the Company’s reporting currency and accordingly the financial statements of the Canadian operations were translated to the U.S. dollar using the current rate method, with any resulting unrealized gains or losses accumulated as a separate component of shareholders’ equity.

The Company’s European operations continue to maintain the Euro as their functional currency.

Future Accounting Changes

Stock Based Compensation

The Company will adopt, on a prospective basis, effective for fiscal years beginning before January 1, 2004, the Canadian Institute of Chartered Accountants Section 3870 “Stock Based Compensation and other Stock Based Payments” which will require the Company to recognize as an expense to income, all stock options granted, modified or settled using the fair value based method.

Hedging Relationships

Effective January 1, 2004, the Company will adopt the recommendations of the Canadian Institute of Chartered Accountants Guideline 13 “Hedging Relationships”, which establishes certain conditions for when hedge accounting may be applied. The Company is studying the new guideline and is preparing for the implementation of the hedging provisions. Any derivative instrument that does not qualify for hedge accounting will be reported on a mark-to-market basis in income.

NOTE 3 - BUSINESS ACQUISITIONS

On February 14, 2003, the Company acquired all the outstanding common shares of Ampa Development SAS (Ampafrance) a developer, manufacturer, marketer and distributor of juvenile products including strollers, car seats and other juvenile products for a total consideration of $247,198, including all related acquisition costs.  The cost of the acquisition was financed through long-term debt with the balance being paid in cash.

The assets and liabilities assumed consist of the following:

Assets

Cash	$ 7,207
Accounts receivable	56,662
Inventories	29,396
Capital assets	25,288
Trademarks	65,823
Other	1,371
Goodwill	160,459

346,206

Liabilities

Accounts payable and other accrued liabilities	64,819
Future income taxes	27,217
Long-term debt and other long-term liabilities	6,972

99,008

Total purchase price	$ 247,198

Goodwill in the amount of $160,459 is not deductible for income tax purposes and is included in the Company’s Juvenile segment as reported in Note 25 of the financial statements.

The following unaudited pro-forma financial information assumes the acquisition had occurred on January 1, of each year:

2003	2002

Net sales	$ 1,185,511	$ 1,168,862
Net income	$ 75,596	$ 69,428

On September 5, 2003, the Company acquired all the outstanding common shares of Carina Furniture Industries Ltd., a developer, manufacturer, marketer and distributor of ready-to-assemble (RTA) furniture for a total consideration of $39,862, including all related acquisition costs.  The cost of the acquisition was financed through long-term debt with a balance of sale of $2,314 which is included in the Company’s other long-term liabilities.

The assets acquired and liabilities assumed consist of the following:

Assets

Accounts receivable	$ 9,551
Inventories	7,319
Capital assets	5,461
Future income taxes	3,263
Other assets	1,293
Goodwill	34,628

61,515

Liabilities

Accounts payable and other accrued liabilities	18,097
Bank indebtedness	3,556

21,653

Total purchase price	$ 39,862

Included as part of the acquisition cost, the Company provided for $9,980 of restructuring costs in connection with the closure of the Carina manufacturing facility.  This amount is included in the accounts payable and other liabilities figure of $18,097 above.  Of this, $7,994 is being provided for the lease cancellation and other related exit costs while $1,986 is for severance and other employee-related expenses.  It is anticipated that the closure will occur within the first half of the year with all related costs resolved by September 2004.

Goodwill in the amount of $34,628 is not deductible for income tax purposes and is included in the Company’s Home Furnishings operating segment as reported in Note 25 of the financial statements.

The following unaudited pro-forma financial information assumes the acquisition had occurred on January 1 of each year:

2003	2002

Net sales	$ 1,221,623	$ 1,212,620
Net income	$ 76,722	$ 71,569

On April 27, 2001, the Company acquired all the outstanding shares of Quint B.V., a developer and distributor of juvenile products including strollers and furniture for a total consideration of $9,156, which was financed through long-term debt.

The assets acquired and liabilities assumed consist of the following:

Assets

Cash	$ 548
Accounts receivable	1,995
Inventories	3,117
Capital assets	276
Goodwill	7,924

13,860

Liabilities

Accounts payable and other accrued liabilities	3,915
Long-term debt	789

4,704

Total purchase price	$ 9,156

These combinations have been recorded under the purchase method of accounting with the results of operations of the acquired business being included in the accompanying consolidated financial statements since the date of acquisition.

NOTE 4 - ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

2003	2002

Accounts receivable	$ 256,195	$ 158,006
Allowance for anticipated credits	(40,005)	(54,711)
Allowance for doubtful accounts	(5,285)	(5,028)

$ 210,905	$ 98,267

In 2001, the Company had entered into an agreement with a third party to sell $30 million of eligible accounts receivable at a discount.  Under this agreement, the Company acted as the servicer of the receivable and was permitted to sell, on a revolving basis, additional eligible accounts receivable to the extent amounts were collected on previously sold receivables.  This agreement was terminated in 2003. As at December 30, 2002, the Company had sold $30,000 of accounts receivable under this agreement and excluded this amount from the balance of accounts receivable as at December 30, 2002.  The Company also recorded a retained interest in the sold receivables representing the estimated fair value retained at the date of sale.  At December 30, 2002 the retained interest totalled $750 and was included in prepaid expenses.

On January 22, 2002, one of the Company’s larger customers, K-Mart Corporation (“K-Mart”) and 37 of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.  As at December 30, 2002, the Company had included in accounts receivable, gross pre-petition receivables from K-Mart totalling approximately $22,918.  In addition, the Company had provided for its allowance for anticipated credits certain reserves for returns and allowances, advertising and other anticipated deductions related specifically to the gross pre-petition receivables.  Management asserted that it would be granted the right of offset for these anticipated deductions through the bankruptcy claims administration process.  Insurance claims were filed representing a significant portion of its net pre-petition receivables from K-Mart.  During the year, the Company received from K-Mart and its insurance carriers amounts which resulted in no further losses being recognized from this related receivable.

NOTE 5 - INVENTORIES

Inventories consist of the following:

2003	2002

Raw materials	$ 56,540	$ 32,508
Work in process	9,073	7,107
Finished goods	141,758	102,542

$ 207,371	$ 142,157

NOTE 6 - CAPITAL ASSETS

	Accumulated	Net
Cost	Amortization	2003	2002

Land	$ 10,805	$ -	$ 10,805	$ 1,799
Buildings	54,474	12,699	41,775	33,195
Machinery and equipment	77,578	43,236	34,342	27,714
Moulds	76,219	55,035	21,184	17,640
Furniture and fixtures	5,616	3,372	2,244	2,088
Vehicles	762	592	170	107
Computer equipment	10,732	6,455	4,277	4,476
Leasehold improvements	3,736	2,228	1,508	1,215
Construction in progress	26,154	-	26,154	7,140
Assets under capital lease	5,504	126	5,378	-

$ 271,580	$ 123,743	$ 147,837	$ 95,374

Construction in progress consists of the following major categories:

2003	2002

Buildings and leasehold improvements	$ 7,919	$ 87
Machinery and equipment	6,497	936
Moulds	7,875	6,117
Computer equipment	3,863	-

$ 26,154	$ 7,140

NOTE 7 - DEFERRED CHARGES

2003	2002

Development costs	$ 15,117	$ 11,002
Financing costs	1,996	1,125
Other	1,388	2,984

$ 18,501	$ 14,111

Amortization of deferred development costs and all other deferred charges amounted to $7,404 (2002 - $3,754, 2001 - $2,734) and $1,023 (2002 - $1,633, 2001 - $1,297), respectively.

Upon the acquisition of Safety 1st, Inc., the Company capitalized a fixed rate interest swap acquired as part of the transaction, based on its fair value at the date of acquisition.  The notional amount of the swap agreement totals $35,000.  The agreement requires the Company to pay a fixed rate of 6.38% in exchange for 3-month LIBOR and matures on December 1, 2004.  The capitalized swap is amortized using the straight-line method from the acquisition date over the remaining term of the agreement.  Periodic interest settlements are recorded in interest expense, net.  As at December 30, 2003, the net book value of the swap included in other deferred charges is $311 (2002 - $623).

NOTE 8 - GOODWILL

The following table summarizes the impact of adopting the new standard:

2003	2002	2001

Net income	$ 75,026	$ 61,595	$ 25,504
Amortization goodwill	-	-	7,990

Adjusted income	$ 75,026	$ 61,595	$ 33,494

Adjusted basic earnings per share	$ 2.36	$ 2.05	$ 1.20

Adjusted fully diluted earnings per share	$ 2.32	$ 2.00	$ 1.17

NOTE 9 - INTANGIBLE ASSETS

	Accumulated	Net
Cost	Amortization	2003	2002

Trademark	$ 77,025	$ -	$ 77,025	$ -
Patents	9,569	2,746	6,826	4,354
Licenses	2,962	1,362	1,600	1,463

$ 89,556	$ 4,108	$ 85,448	$ 5,818

NOTE 10 - BANK INDEBTEDNESS

The average interest rates on the outstanding borrowings for 2003 and 2002 were 2.99% and 4.89%, respectively.  As at December 30, 2003, the Company had unused and available bank lines of credit amounting to approximately $39,395 (2002 - $26,109), renegotiated annually.

NOTE 11 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

2003	2002

Accounts payable	$ 198,873	$ 91,178
Salaries payable	19,565	13,405
Product liability	34,707	27,222

$ 253,145	$ 131,805

NOTE 12 – LONG-TERM DEBT

2003	2002

Series “A” Senior Guaranteed Notes

Bearing interest at 6.80% per annum with principal
repayments commencing in 2004 as follows:
• 5 annual installments of $1000 ending in July 2008
• 1 installment of $8,500 in July 2009
• 2 annual installments of $10,000 ending in July 2011
• 1f final installment of $16,500 ending in July 2012	$ 50,000	$ 50,000

Bearing interest at 5.09% per annum repayable in February 2008	55,000	-

Series “B” Senior Guaranteed Notes
Bearing interest at 6.63% per annum repayable in February 2010	55,000	-

Term Notes

Bearing interest at 7.50% per annum with principal repayments in 5
annual installments of $4,800 ending in April 2008	24,000	25,500

Bearing interest at 7.63% per annum with principal repayments in 5
annual installments of $1,600 ending in June 2008	8,000	8,500

Revolving Bank Loans

Bearing interest at various rates per annum, averaging 2.30% based on
LIBOR or U.S. bank rates, total availability of $245,000 (2002-$250,000)	97,000	-

Other	268	846

Obligations under capital lease	911	-

	290,179	84,846

Current portion	7,758	2,061

$ 282,421	$ 82,785

The aggregate repayments in subsequent years of existing long-term debt will be:

Fiscal year ending	Amount

2004	$ 7,758
2005	7,564
2006	104,571
2007	7,565
2008	62,527

$ 189,985

NOTE 13 – OTHER LONG-TERM LIABILITIES

2003	2002

Employee compensation	$ 6,521	$ -
Balance of sale	2,314	-
other	1,745	516

$ 10,580	$ 516

NOTE 14 – FINANCIAL INSTRUMENTS

In the normal course of business, the Company uses various financial instruments, including derivative financial instruments, for purposes other than trading.  The Company uses derivative financial instruments as outlined in Note 2, to reduce exposure to fluctuations in interest rates and foreign exchange rates.  The derivative financial instruments include foreign exchange contracts and interest rate swaps.  The non-derivative financial instruments include those as outlined below.  By their nature, all such instruments involve risk, including market risk and the credit risk of non performance by counterparties.  These financial instruments are subject to normal credit standards, financial controls, risk management as well as monitoring procedures.

Fair Value of Recognized Financial Instruments

Following is a table which sets out the fair values of recognized financial instruments using the valuation methods and assumptions described below:

December 30, 2003	December 30, 2002

Carrying	Fair	Carrying	Fair
Value	Value	Value	Value

Financial assets
Cash and cash equivalents	$ 13,877	$ 13,877	$ 54,450	$ 54,450
Accounts receivable	210,905	210,905	98,267	98,267
Interest rate swap	311	(1,772)	623	(3,191)

Financial liabilities
Bank indebtedness	764	764	8,346	8,346
Accounts payable and accrued liabilities	235,145	235,145	131,805	131,805
Long term debt	290,179	290,179	84,846	84,846
Other long-term liabilities	10,580	10,580	516	516

The carrying amounts shown in the table above are those which are included in the balance sheet and/or notes to the financial statements.

Determination of Fair Value

The following methods and assumptions were used to estimate the fair values of each class of financial instruments:

Cash and cash equivalents, accounts receivable, bank indebtedness, accounts payable and accrued liabilities - The carrying amounts approximate fair value because of the short maturity of those financial instruments.

Interest rate swap - The fair value is computed based on the difference between mid-market levels and the fixed swap rate as at December 30, 2003.

Long-term debt - The fair value is estimated based on discounting expected future cash flows at the discount rates which represent borrowing rates presently available to the Company for loans with similar terms and maturity.

Letters of credit - As described in Note 19, the Company has certain letter of credit facilities of which management does not expect any material losses to result from these instruments.

Other long-term liabilities – The carrying amounts approximate their fair value.

Foreign Exchange Risk Management

The Company enters into various types of foreign exchange contracts to manage its exposure to foreign currency risk as indicated in the following table:

December 30, 2003	December 30, 2002	December 30, 2001

Notional	Fair	Notional	Fair	Notional	Fair
Amount	Value	Amount	Value	Amount	Value

Future contracts	$ 32,404	$ 33,352	$ 9,318	$ 9,508	$ 20,820	$ 20,780
Forward exchange contracts	9,120	8,696	5,000	5,355	301	298
Options	7,250	6,595	-	-	-	-

The term of the currency derivatives ranges from three to twelve months.  The Company's market risk with respect to foreign exchange contracts is limited to the exchange rate differential.

Deferred unrealized gains (losses) on these contracts are presented in the following table, showing the periods in which they are expected to be recognized in income.

2003	2002	2001

To be recognized within

Three months	$ (650)	$ 370	$ (18)
Six months	(45)	31	(10)
Nine months	269	67	(7)
Twelve months	295	75	(8)

$ (131)	$ 545	$ (43)

Concentrations of Credit Risk

Substantially all accounts receivable arise from sales to the retail industry.  Sales to two major customers represented 49.0% of total sales. In 2002 and 2001, there were three major customers representing 68.6% and 66.4% of total sales respectively. Accounts receivable from these customers comprised 42.7% and 50.8% of the total at December 30, 2003 and 2002, respectively.

NOTE 15 – BENEFIT PLANS

Pension Benefits

One of the Company's subsidiaries maintain defined benefit pension plans for specific employees.  Obligations under the defined benefit plans are determined annually by independent actuaries using management’s assumptions and the accrued benefit method.  The plans provide benefits based on a defined benefit amount and length of service.

Information regarding the Company’s defined benefit plans is as follows:

2003	2002

Accrued benefit obligation:
Balance, beginning of year	$ 18,117	$ 16,835
Current service cost	389	353
Interest cost	1,222	1,204
Plan amendments	-	(144)
Benefits paid	(1,130)	(1,139)
Actuarial losses	1,392	1,008

Balance, end of year	19,990	18,117

Plan assets:
Fair value, beginning of year	17,885	17,041
Actual return on plan assets	3,236	(2,717)
Employer contributions	500	4,700
Benefits paid	(1,130)	(1,139)

Fair value, end of year	20,491	17,885

Funded status-plan surplus (deficit)	501	(232)
Unamortized actuarial loss	9,109	10,101
Unamortized prior service cost	1,385	1,531

Accrued benefit asset	$ 10,995	$ 11,400

The accrued benefit asset relating to pension benefits is included in other assets.

Net pension costs for the defined benefit plan comprise the following:

2003	2002	2001

Current service cost, net of employee contributions	$ 390	$ 353	$. 327
Interest cost	1,222	1,204	1,176
Expected return on assets	(1,560)	(1,617)	(1,635)
Amortization on prior service costs	146	146	110
Amortization of net actuarial (gain)/loss	708	179	-
Amortization of transition obligation	-	(24)	(63)

Pension expense (benefit):	$ 906	$ 235	$ (85)

Total expense under the defined contribution plans was $2,285 (2002 - $2,197, 2001 - $1,416).

Post-Retirement Benefits

The Company’s subsidiary maintains a defined benefit post-retirement benefit plan for substantially all its employees.

Information regarding this Company’s post-retirement benefit plan is as follows:

2003	2002

Accrued benefit obligation:
Balance, beginning of year	$ 11,167	$ 9,076
Current service cost	770	392
Interest cost	777	731
Plan amendments	145	-
Benefits paid	(940)	(555)
Actuarial losses	(38)	1,523

Balance, end of year	11,881	11,167

Plan assets:
Employer contributions	940	555
Benefits paid	(940)	(555)

Fair value, end of year	-	-

Funded status-plan surplus (deficit)	(11,881)	(11,167)
Unamortized actuarial loss	(787)	(749)
Unamortized prior service cost	(1,150)	(1,297)

Accrued benefit asset	$ (13,818)	$ (13,213)

Net costs for the post-retirement benefit plan comprise the following:

2003	2002	2001

Current service cost, net of employee contributions	$ 504	$ 392	$. 306
Interest cost	777	732	807
Amortization of net actuarial (gain)/loss	(147)	(147)	(92)
Amortization on prior service costs	-	(66)	(37)

Net benefit plan expense	$ 1,134	$ 911	$ 984

Assumptions

Weighted-average assumptions used to determine benefit obligations as at December 30:

Pension benefits	Post-retirement benefits

2003	2002	2003	2002

Discount rate	6.25%	6.75%	6.25%	6.75%
Rate of compensation increase	n/a	n/a	n/a	n/a

Weighted-average assumptions used to determine net periodic cost for the years ended December 30:

Pension benefits	Post-retirement benefits

2003	2002	2001	2003	2002	2001

Discount rate	6.75%	7.50%	7.50%	6.75%	7.50%	7.50%
Expected long-term return on plan assets	9.00%	9.50%	9.50%	n/a	n/a	n/a
Rate of compensation	n/a	n/a	n/a	n/a	n/a	n/a

Plan assets are measured using the fair value method.  Unamortized actuarial gains and losses and prior service costs are recognized over the expected average remaining service period. The measurement date used for pension benefits was December 30 for both 2003 and 2002. For post-retirement benefits, the measurement dates were December 30 and September 30 respectively.

The expected long-term rate of return on plan assets reflected the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. In estimating that rate, appropriate considerations were given to the returns being earned by the plan assets in the fund and rates of return expected to be available to reinvestment. More specifically, the Company determined that based on the plan's policy and asset allocation, the benchmarking indices showed a 9.81% historical return on a 30-year look back basis. Combined with the actively managed investment options to outperform the indices, 9% was selected as an appropriate and conservatively reasonable rate for the expected long-term rate of return on plan assets.

As at December 30, 2003, plan assets consisted of the following major categories:

2003	2002

Equity security	$ 11,996	$ 9,160
Debt securities	5,785	8,407
Fixed income securities	2,710	318

$ 20,491	$ 17,885

In 2004 the Company expects to make contributions to its pension plan in the range of $0 to $1,944.

The Company’s health benefit costs were estimated to increase with an annual rate of 10% during 2003 (2002 - 9%) decreasing to an annual growth rate of 5% in 2009 and thereafter. Assumed health care cost trends have a significant effect on the amounts reported for health care plans. A one percentage point change in assumed health care cost rates would have the following effects:

1 percentage	1 percentage
Point increase	Point decrease

Effect on total of service and interest cost	$ 205	$ (175)
Effect on post-retirement benefit obligation	$ 1,409	$ (1,319)

Other

Certain of the Company’s subsidiaries have elected to act as self-insurer for certain costs related to all active employee health and accident programs.  The expense for the year ended December 30, 2003 was $7,941 (2002 - $9,388, 2001 - $9,007) under this self-insured benefit program.

Certain of the Company’s subsidiaries maintain a non-qualified deferred compensation plan for certain highly compensated employees, which provides for employer contributions, and are held in a trust.  The total contributions made under these plans for the year ended December 30, 2003 was $46 (2002 - $65, 2001 - $15).

NOTE 16 – CAPITAL STOCK

The capital stock of the Company is as follows:

Authorized

An unlimited number of preferred shares without nominal or par value, issuable in series.

An unlimited number of Class "A" Multiple Voting Shares without nominal or par value, convertible at any time at the option of the holder into Class "B" Subordinate Voting Shares on a one-for-one basis.

An unlimited number of Class "B" Subordinate Voting Shares without nominal or par value, convertible into Class "A" Multiple Voting Shares, under certain circumstances, if an offer is made to purchase the Class "A" shares.

Details of the issued and outstanding shares are as follows:

2003	2002

Number	Amount	Number	Amount

Class “A” Multiple Voting Shares

Balance, beginning of year	4,909,460	$ 2,156	4,940,360	$ 2,168

Converted from Class “A” to Class “B” (1)	(36,900)	(17)	(30,900)	(12)

Balance, end of year	4,872,560	2,139	4,909,460	2,156

Class “B” Multiple Voting Shares

Balance, beginning of year	26,396,232	136,290	23,230,132	60,855

Converted from Class “A” to Class “B” (1)	36,900	17	30,900	12

Issuance of capital stock (2)	200,000	3,974	2,929,200	72,435

Issued under stock option plan	1,118,250	13,880	216,000	3,037

Repurchase of capital stock (3)	(5,000)	(26)	(10,000)	(49)

Balance, end of year	27,746,382	154,135	26,396,232	136,290

TOTAL CAPITAL STOCK
	$ 156,274	$ 138,446

1.

During the year, the Company converted 36,900 (2002 - 30,900) Class “A” Multiple Voting Shares into Class “B” Subordinate Voting Shares at an average rate of $0.46 per share (2002 - $0.40 per share).

2.

Under an agreement dated April 26, 2002 between the Company and a syndicate of underwriters led by CIBC World Markets Inc., the Company agreed to sell and the underwriters agreed to purchase 2,929,200 Class “B” Subordinate Voting Shares at a price of $24.73 ($CAN 38.50) for an aggregate consideration of $72,435 ($CAN 112,774) all pursuant to a prospectus dated May 8, 2002.

On September 21, 2000, the Company granted to Hasbro, Inc. as partial consideration for the licence agreement, 200,000 share purchase warrants to purchase 200,000 Class “B” Subordinate Voting Shares at an exercise price of $19.87($CAN 30.00) expiring no later than September 21, 2005. In January 2003, Hasbro, Inc. exercised the 200,000 share purchase warrants

3.

Under a Normal Course Issuer Bid effective August 11, 2003, the Company indicated its intention to purchase up to 200,000 Class “B” Subordinate Voting Shares at the prevailing market price.  The program expires on August 10, 2004.  During the year, the Company purchased for cancellation by way of a Normal Course Issuer Bid on the Toronto Stock Exchange 5,000 (2002 – 10,000) Class “B” Subordinate Voting shares for the total consideration of $129 (2002 - $217).

NOTE 17 – STOCK OPTIONS

Under various plans, the Company may grant stock options on the Class "B" Subordinate Voting Shares at the discretion of the board of directors, to senior executives and certain key employees.  The exercise price is the market price of the securities at the date the options may be granted.  The maximum number of Class “B” Subordinate Voting Shares which may be issued under the plans is 4,500,000.  No option granted may be exercised during the first year following its granting and is exercisable, on a cumulative basis, at the rate of 25% in each of the following four years, and will expire no later than the year 2008.

The Company’s stock option plan is as follows:

2003	2002

Options	Weighted Average Exercise price	Options	Weighted Average Exercise price

Options outstanding, beginning of year	2,079,000	$ 16.55	1,414,000	$ 13.69
Granted	151,000	24.67	884,000	20.80
Exercised	(1,118,250)	12.39	(216,000)	15.24
Cancelled	(12,000)	21.75	(3,000)	18.53

Options outstanding, end of year	1,099,750	$ 21.52	2,079,000	$ 16.55

A summary of options outstanding at December 30, 2003 is as follows:

Total outstanding	Total exercisable

Weighted average
Range of exercised		Weighted average	Contractual remaining		Weighted average
prices	Options	Exercise price	life	Options	Exercise price

$ 16.00 - $ 18.00	110,000	$ 17.61	1.32	76,750	$ 17.87

$ 20.41 - $ 27.47	989,750	$ 21.95	3.41	203,500	21.28

$ 16.00 - $ 27.47	1,099,750	$ 21.52	3.20	280,250	$ 20.34

If the Company had elected to recognize compensation costs based on the fair value at the date of grant, consistent with the provisions of the Canadian Institute of Chartered Accountants Section 3870, the Company’s net income and earnings per share would have been reduced to the following pro-forma amounts:

2003	2002

Net income	As reported	$ 75,026	$ 61,595
	Pro forma	$ 73,796	$ 61,595

Basic Earnings per share	As reported	$ 2.36	$ 2.05
	Pro forma	$ 2.32	$ 2.05

Fully diluted earnings per share	As reported	$ 2.32	$ 2.00
	Pro forma	$ 2.28	$ 2.00

Weighted-average fair value of options granted during the year		$ 8.64	$ 7.70

The above pro-forma net income and earnings per share were computed using the fair value of granted options as at the date of grant as calculated by the Black-Scholes option method.  In order to perform the calculation, the following weighted average assumptions were made:

2003	2002

Risk-free interest rate	3.99%	4.33%

Dividend yield	Nil	Nil

Volatility factor of the expected market price of the Company’s share capital	33.5%	34.9%

Term to maturity	3.60	2.38

NOTE 18 – CUMULATIVE TRANSLATION ADJUSTMENT

An analysis of the cumulative translation adjustment included in shareholders' equity is as follows:

2003	2002	2001

Balance, beginning of year	$ 2,900	$ (4,334)	$. (410)

Translation of self-sustaining foreign operations	48,129	7,234	(3,924)

Balance, end of year	$ 51,029	$ 2,900	$ (4,334)

NOTE 19 – COMMITMENTS

a)

The Company has entered into long-term lease agreements bearing various expiry dates to the year 2012.  The minimum annual rentals exclusive of additional charges will be as follows:

Fiscal year ending	Amount

2004	$ 17,186
2005	14,634
2006	10,525
2007	8,296
2008	6,372

$ 57,013

b)

The Company has letter of credit facilities totalling $30,944 (2002 - $33,000) of which unaccepted letters of credit outstanding as at December 30, 2003 and 2002 amount to $18,916 and $22,152, respectively.

NOTE 20 – CONTINGENT LIABILITIES

The Company is involved in various legal actions and party to a number of other claims or potential claims that have arisen in the normal course of business, the outcome of which is not yet determinable.  In the opinion of management, based on information presently available, any monetary liability or financial impact of such lawsuits, claims or potential claims to which the Company might be subject would not be material to the consolidated financial position of the Company and the consolidated results of operations.

NOTE 21– PRODUCT LIABILITY

The Company is insured for product liability, by the use of both traditional insurance and by the Company's wholly owned subsidiary, Dorel Insurance Corporation, which functions as a captive insurance company, providing a self funded insurance program to mitigate its product liability exposure.  The self funded insurance program includes third party insurance coverage which is limited to the fair value of the assets held by the captive insurance company.  The Company also has various excess insurance policies for product liability incidents which occurred prior to December 30, 2003.

The estimated product liability exposure was calculated by an independent actuary based on historical sales volumes, past claims history and management and actuarial assumptions.  The estimated exposure includes incidents that have occurred, as well as incidents anticipated to occur on units sold prior to December 30, 2003.  Significant assumptions used in the actuarial model include management’s estimates for pending claims, product life cycle, discount rates, and the frequency and severity of product incidents.

As at December 30, 2003, the Company’s total exposure related to current and future product liability incidents was estimated to range from $34,138 to $38,867.  The Company’s recorded liability of $34,707 and $27,222 as at December 30, 2003 and 2002, respectively, represents the Company’s total estimated exposure after considering the excess insurance coverage available.

Funds Held by Ceding Insurer

Dorel Insurance Corporation, the captive insurance company, has entered into a reinsurance agreement whereby funds are withheld by the ceding insurer, for the purpose of payment of net losses related to product liability claims.  These funds bear interest at a rate of 1.64% per annum.

NOTE 22 – INCOME TAXES

Variations of income tax expense from the basic Canadian Federal and Provincial combined tax rates applicable to income from operations before income taxes are as follows:

2003	2002	2001

PROVISION FOR INCOME TAXES	$ 35,219	35.0%	$ 29,993	35.0%	$ 10,952	35.0%

ADD (DEDUCT) EFFECT OF:
Non-deductible amortization	-	-	-	-	2,640	8.4
Difference in effective tax rates of foreign subsidiaries	(6,234)	(6.2)	(2,761)	(3.2)	(2,648)	(8.5)
Recovery of income taxes arising from the use of unrecorded tax benefits	(2,998)	(3.0)	(2,979)	(3.5)	(6,127)	(19.6)
Other- net	(387)	(0.4)	(154)	(0.2)	(86)	(0.2)

ACTUAL PROVISION FOR
INCOME TAXES	$ 25,600	24.4%	$ 24,099	28.1%	$ 4,731	15.1%

The following presents the Canadian and foreign components of income from operations before income taxes and income tax expense for the years ended December 30:

2003	2002	2001

Details of income from operations:

Domestic	$ 13,513	$ 14,868	$ (59)
Foreign	87,113	70,826	31,352

Income from operations before income taxes	$ 100,626	$ 85,694	$ 31,293

Details of income tax expense:

Current
Domestic	$ 5,73	$ 4,907	$ (1,208)
Foreign	15,541	14,481	235

21,014	19,388	(973)

Future
Domestic	402	(208)	319
Foreign	4,184	4,919	5,385

4,586	4,711	5,704

Total income taxes	$ 25,600	$ 24,099	$ 4,731

The components of future taxes are as follows:

Current future income tax assets:

Reserves and allowances	$ 8,057	$ 11,081
Operating loss carry forwards	1,029	-
Other	98	33

Net current future income tax assets	$ 9,184	$ 11,114

Total long-term future income tax assets:

Share issue costs	$ 773	$ 773
Operating loss carry forwards	3,878	3,074
Employee pensions	1,401	772
Other	2,330	-

Total long-term future income tax assets	$ 8,382	$ 4,619

Long-term future income tax liabilities:

Capital assets	17,052	7,255
Intangible assets	27,648	2,775
Other	448	259

Total long-term future income tax liabilities	$ 45,148	$ 10,289

NOTE 23 – EARNINGS PER SHARE

The following table provides a reconciliation between the number of basic and fully diluted shares outstanding:

2003	2002	2001

Weighted daily average number of class “A” Multiple
and class “B” Subordinate Voting Shares	31,837,343	30,097,165	28,159,026

Dilutive effect of stock options and share purchase
warrants	569,381	642,073	409,504

Weighted average number of diluted shares	32,406,724	30,739,238	28,568,566

Number of anti-dilutive stock options or share purchase
Warrants excluded from fully diluted earnings per share
calculation	136,000	100,000	200,000

NOTE 24 – STATEMENT OF CASH FLOWS

Net changes in non-cash working capital balances relating to continuing operations are as follows:

2003	2002	2001

Accounts receivable	$ (8,062)	$ 950	$ 2,320
Inventories	(20,356)	12,831	(10,646)
Prepaid expenses and other assets	3,229	(5,798)	245
Accounts payable and accrued liabilities	34,809	24,931	2,042
Income taxes

Total	$ (2,478)	$ 46,222	$ (14,126)

Supplementary disclosure:

2003	2002	2001

Interest paid	$ 10,749	$ 9,342	$ 17,556
Income taxes paid	36,792	12,983	1,456
Income taxes received	9,810	5,400	-

NOTE 25 – SEGMENTED INFORMATION

The Company’s significant business segments include:

•

Juvenile Products Segment:  Engaged in the design, manufacture and distribution of children’s furniture and accessories which include infant car seats, strollers, high chairs, toddler beds, cribs and infant health and safety aids.

•

Home Furnishings Segment:  Engaged in the design, manufacture and distribution of ready-to-assemble furniture and home furnishings which includes metal folding furniture, futons, step stools, ladders and other imported furniture items.

The accounting policies used to prepare the information by business segment are the same as those used to prepare the consolidated financial statements of the Company as described in Note 2.

The Company evaluates financial performance based on measures of income from continuing operations before interest, income taxes, amortization of goodwill and special items.  Inter-segment sales were immaterial for the years ended December 30, 2003, 2002, and 2001.

Geographic Segments

Sales	Capital Assets and Goodwill

2003	2002	2001	2003	2002	2001

Canada	$ 174,262	$ 157,153	$ 145,672	$ 53,753	$ 11,152	$ 11,800
United States	670,109	708,850	682,417	225,583	214,224	219,429
Europe	266,719	84,693	77,624	248,979	25,652	18,750
Other foreign countries	52,676	41,377	11,056	57	15	11

Total	$ 1,163,766	$ 992,073	$ 916,769	$ 528,372	$ 251,043	$ 249,990

Industry Segments

TOTAL

2003	2002	2001

SALES	$ 1,163,766	$ 992,073	$ 916,769

Cost of sales and operating expenses	1,002,843	860,968	810,769
Amortization	28,166	23,585	20,031

Income from segment operations	132,757	107,520	86,222

Interest	16,077	10,439	18,462
Income taxes	25,600	24,099	4,31
Corporate expenses	16,054	11,387	8,477

Product liability	-	-	20,000

Income from continuing operations before amortization
of goodwill	$ 75,026	$ 61,595	$ 34,552

Total assets	$ 1,087,714	$ 543,483	$ 542,609

Additions to Capital Assets	$ 33,779	$ 15,817	$ 11,454

Goodwill

The continuity of goodwill by business is as follows:

Balance, beginning of year	$ 155,669	$ 151,624	$ 148,896
Additions	195,087	-	7,924
Amortization	-	-	(7,990)
Foreign exchange and other	29,779	4,045	2,794

Balance, end of year	$ 380,535	$ 155,669	$ 151,624

Juvenile	Home furnishing

2003	2002	2001	2003	2002	2001

$ 670,106	$ 528,446	$ 503,892	$ 493,660	$ 463,627	$ 412,877

582,024	469,166	452,892	420,819	391,802	358,290
22,157	16,291	13,326	6,009	7,294	6,705

65,925	42,989	38,340	66,832	64,531	47,882

$ 876,164	$ 366,838	$ 378,211	$ 211,550	$ 176,645	$ 164,398

$ 27,720	$ 10,260	$ 8,484	$ 6,059	$ 5,557	$ 2,970

$ 151,247	$ 147,202	$ 144,199	$ 4,422	$ 4,422	$ 4,697
160,459	-	7,924	34,628		-
-	-	(7,715)	-	-	(275)
29,779	4,045	2,794	-	-	-

$ 341,485	$ 151,247	$ 147,202	$ 39,050	$ 4,422	$ 4,422

Total

2003	2002	2001

Reconciliations:

Net Income

Total income from continuing operations before
amortization of goodwill	$ 75,026	$ 61,595	$ 34,552

Amortization of goodwill	-	-	7,990
Loss from discontinued operations	-	-	1,058

Net income	$ 75,026	$ 61,595	$ 25,504

Total Assets

Total assets for reportable segments	$ 1,087,714	$ 543,483	$ 542,609
Corporate assets	22,843	71,259	25,965

Total assets	$ 1,110,557	$ 614,742	$ 568,574

Concentration of Credit Risk

Canada	United States	Foreign

2003	2002	2001	2003	2002	2001	2003	2002	2001

Juvenile	1.7%	1.2%	1.3%	19.2%	30.8%	29.4%	0.3%	-	-
Home furnishings	7.8%	10.2%	10.8%	15.8	22.7%	24.4%	4.2%	3.7%	0.5%

NOTE 26 – SUBSEQUENT EVENT

On January 12, 2004, the Company signed a purchase agreement to acquire the shares of Pacific Cycle LLC, a designer, marketer and supplier of bicycles and other recreational products located in Madison, Wisconsin, for a total consideration of approximately $310,000, excluding acquisition costs.  This acquisition will be financed through additional debt facilities and cash. The Company is presently in the process of allocating the cost of the purchase to the net assets acquired.

NOTE 27 – UNITED STATES ACCOUNTING PRINCIPLES

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada (Canadian GAAP) which, in the case of the Company, conform in all material respects with those in the United States (U.S. GAAP) and with the requirements of the Securities and Exchange Commission (SEC), except as follows:

Deferred Charges

Canadian GAAP allows for the deferral and amortization of development costs if specific criteria are met.  Under U.S. GAAP all costs classified as development costs are expensed as incurred.

Pension Plans and Post Retirement  Benefits Other than Pensions

Under U.S. GAAP, if the accumulated benefit obligation exceeds the market value of plan assets, a minimum liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability.  Any portion of this additional liability that relates to unrecognized past service cost is recognized as an intangible asset which the remainder is charged to other comprehensive income.  Canadian GAAP has no such requirement to record a minimum liability.

Accounting for Derivative Instruments and Hedging Activities

SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” requires that all derivative instruments, including those embedded in other contracts, be recorded on the balance sheet at their fair value.  Changes in the fair value of derivatives are recorded each period in income from operations or other comprehensive income depending on the intended use of the derivative, its resulting designation and its effectiveness.  If a derivative instrument is designated as a hedge and meets the criteria for hedge effectiveness, an offset to income from operations is available but only to the extent that the hedge is effective.  The ineffective portion of the change in fair value of a derivative instrument that meets the hedge criteria is recognized in current income from operations.

Goodwill

Under Canadian GAAP, certain incremental costs incurred in connection with an acquisition were allowed to be included in either the allocation of the purchase price to the acquired assets and liabilities, or in the results of the Consolidated Statement of Income.  U.S. GAAP requires that certain incremental costs be included as part of the purchase price allocation and resulting goodwill.

Income Before Amortization of Goodwill

Under Canadian GAAP, Section 1581 “Business Combinations” permits amortization of goodwill to be presented  net-of-tax on a separate line in the Consolidated Statement of Income.  This presentation is not currently permitted under U.S. GAAP.

Stock Options

The United States Financial Accounting Standards Board has issued standard SFAS No. 123 for accounting for stock based compensation.  The Company has elected to continue to account for its stock-based compensation plan under the guidelines of Accounting Principles Board Opinion No. 25 for purposes of reconciliation to U.S. GAAP; however, additional disclosure as required by the guidelines of SFAS No. 123 is included below.

In accordance with Company policy, the exercise price of the Company’s employee stock option equals the market price of the underlying stock on the date of grant.  Accordingly, under the rules of APB 25, no related compensation expense was recorded in the Company’s results of operations for U.S. GAAP purposes.

If the Company had elected to recognize compensation costs based on the fair value at the date of grant, consistent with the provisions of SFAS No. 123, the Company’s net income and earnings per share would have been reduced to the following pro-forma amounts:

2003	2002	2001

Pro-forma income from continuing operations for U.S. GAAP	$ 72,199	$ 59,723	$ 20,165
Loss from discontinuing operations	-	-	(1,058)

Pro-forma net income for U.S. GAAP	$ 72,199	$ 59,723	$ 19,107

Pro-forma earnings per share:

Basic

Pro-forma income from continuing operations	$ 2.27	$ 1.99	$ 0.72
Pro-forma net income	$ 2.27	$ 1.99	$ 0.68

Fully diluted

Pro-forma income from continuing operations	$ 2.23	$ 1.94	$ 0.71
Pro-forma net income	$ 2.23	$ 1.94	$ 0.67

The above pro-forma net income and earnings per share were computed using the fair value of granted options as at the date of grant as calculated by the Black-Scholes option method.  In order to perform the calculation the following weighted average assumptions were made for fiscal years 2003, 2002 and 2001:

2003	2002	2001

Risk-free interest rate	3.99%	4.33%	5.81%

Dividend yield	Nil	Nil	Nil

Volatility factor of the expected market price of the Company’s share capital	33.5%	34.9%	35.4%

Term to maturity	3.60	2.38	1.67

Retained Earnings

Under Canadian GAAP, stock issue costs are shown as an adjustment to retained earnings.  Under U.S. GAAP, the carrying amount of capital stock is shown net of issue costs.

The following table reconciles the net income as reported on the consolidated statement of income to the net income that would have been reported had the financial statements been prepared in accordance with the United States Accounting Principles and the requirements of the SEC:

2003	2002	2001

Income from continuing operations in accordance with
Canadian GAAP	$ 75,026	$ 61,595	$ 26,562

Adjustments to reconcile financial statements to U.S. GAAP:

Deferred product developments costs	(3,002)	(1,648)	(3,964)
Accounting for derivatives	1,057	332	(2,264)
Goodwill amortization	-	-	(402)
Interest expense	-	-	(675)
Income taxes	709	467	2,583

	(1,236)	(849)	(4,722)

Cumulative effect of change in adopting SFAS No. 133.
“Accounting for Derivative Instruments and Hedging Activities”
Net of income taxes	-	-	(655)

(1,236)	(849)	(5,387)

Income from continuing operations in accordance with U.S. GAAP	73,790	60,746	21,175

Loss from discontinued operations	-	-	(1,058)

Net income in accordance with U.S. GAAP	$ 73,790	$ 60,746	$ 20,117

Earnings per share:

Basic

Income from continuing operations	$ 2.32	$ 2.02	$ 0.75
Net income	$ 2.32	$ 2.02	$ 0.71

Fully diluted

Income from continuing operations	$ 2.28	$ 1.98	$ 0.74
Net income	$ 2.28	$ 1.98	$ 0.70

The following summarizes the balance sheet amounts in accordance with U.S. GAAP where different from the amounts reported under Canadian GAAP:

2003	2002

Inventories	$ 206,867	$ -
Deferred charges	3,701	2,743
Goodwill	382,167	157,370
Other assets	-	12,931
Deferred income tax asset – net long-term	-	1,182
Accounts payable and accrued liabilities	253,311	143,248
Deferred income tax liability – net long-term	32,811	-
Other long-term liabilities	1,772	3,191
Capital stock	152,495	134,667
Retained earnings	280,337	207,118
Minimum pension adjustment	-	(6,263)
Cumulative translation adjustment	50,402	2,565

2003	2002

The components of deferred taxes are as follows:

Current deferred income tax assets:

Reserves and allowances	$ 8,057	$ 11,081
Operating loss carry forwards	1,029	-
Other	98	33

Net current Deferred Income Tax Assets	$ 9,184	$ 11,114

Total long-term deferred income tax assets:

Employee pensions	$ 1,401	$ 4,610
Share issue costs	773	773
Development costs	3,213	1,773
Operating loss carry forwards	3,878	3,074
Derivatives	998	1,393
Other	2,634	438

Total long-term deferred income tax assets	12,897	12,061

Long-term deferred income tax liabilities:

Employee pensions	169	154
Capital assets	17,891	7,950
Intangible assets	27,648	2,775

2

Total long-term deferred income tax liabilities	45,708	10,879

Total Long-Term Deferred Income tax Asset (Liabilities)	$ (32,811)	$ 1,182

The Company’s Statement of Cash Flows determined in accordance with U.S. GAAP would be as follows:

2003	2002	2001

Operating activities	$ 100,172	$ 121,592	$ 40,451
Financing activities	207,254	(71,414)	(36,534)
Investing activities	(347,553)	(17,763)	10,778
Net cash used in discontinued operations	-	-	(3,675)
Effect of exchange rates cash	(446)	3,395	950

Increase (decrease) in cash	$ (40,573)	$ 35,810	$ 11,970

Comprehensive Income

The United States Financial Accounting Standards Board has issued, SFAS No. 130, “Reporting Comprehensive Income”.  For the Company, the principal difference between net income, as historically reported in the consolidated statement of income and comprehensive income, is foreign currency translation recorded in shareholders’ equity and minimum pension liability not yet recognized as a net periodic pension cost.  Comprehensive income is as follows:

2003	2002	2001

Net income in accordance with U.S. GAAP	$ 73,790	$ 160,746	$ 20,117

Foreign currency translation adjustments	31,284	4,702	(2,623)

Minimum pension liability adjustments	-	(6,263)	-

Cumulative effect of change in adopting
SFAS No. 133 “Accounting for Derivative
Instruments and Hedging Activities”, net of
Income taxes	-	-	(413)

Realization of deferred amounts net of
income taxes	-	-	413

Comprehensive income	$ 105,074	$ 59,185	$ 17,494